Exhibit 10.3

INNOVATIVE FOOD HOLDINGS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

Innovative Food Holdings, Inc., a Florida corporation (the “Company”), and Erik Saterbo (the “Executive”) (the Company and the Executive each a “Party” and, collectively, the “Parties”) enter into this EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 14, 2026.

W I T N E S S E T H

WHEREAS, the Company and the Executive desire to enter into an agreement pursuant to which the Executive will serve as the Company’s Chief Financial Officer on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. POSITION, DUTIES, REQUIREMENTS.

(a) During the Employment Term (as defined below), the Executive will serve as the Chief Financial Officer (“CFO”) of the Company. In this capacity, the Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly-sized public companies, and such other duties, authorities and responsibilities not inconsistent with the Executive’s position as may be assigned to the Executive by the Chief Executive Officer or the Board from time to time. The Executive will report directly to the Chief Executive Officer, with regular interaction with the Board and its committees as required by the Company’s governance and reporting obligations.

(b) The Executive will be permitted to work primarily from the Executive’s home office in a state of the Executive’s choice, so long as the Executive’s primary residence remains in the 48 contiguous United States. The Executive will be expected from time to time to travel to and work at one of the Company’s corporate locations, or for other business purposes, as deemed necessary or appropriate by the Executive, the Chief Executive Officer or the Board. The Executive agrees not to relocate outside of the 48 contiguous United States without prior written approval of the Chief Executive Officer or the Board.

(c) During the Employment Term, the Executive will faithfully serve the Company and devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill, and the Executive’s best efforts, to the performance of the Executive’s duties with the Company. At the Executive’s discretion, he may also devote a small minority of his time to sitting on other company boards, speaking at industry conferences or events, and speaking or teaching at educational institutions, so long as any such activities are first disclosed to and approved by the Chief Executive Officer or the Board in writing and do not, individually or in the aggregate, interfere or conflict with the Executive’s duties, obligations and restrictions hereunder or create a potential business or fiduciary conflict.

(d) As a pre-condition of employment with the Company, Executive must execute the Company’s Employee Confidential Information, Non-Competition, and Non-Solicitation, Agreement (“Restrictive Covenants Agreement”) annexed hereto as Exhibit A.

2. EMPLOYMENT TERM. The Executive’s employment under this Agreement will commence on or about September 14 (such actual commencement date, the “Effective Date”) and will automatically terminate, and the Executive’s employment with the Company will end, on September 14, 2029 (the later of such date or the end of any successive one-year term, the “Expiration Date”); provided, however, that this Agreement will be automatically renewed for successive one-year terms unless the Company provides the Executive with 90 days’ advance written notice of non-renewal. In the event the Company gives notice of non-renewal, the Company may place Executive on paid leave for the period remaining in the term of the Agreement and such action by the Company shall not be considered “Good Reason” or a termination of Executive’s employment. Notwithstanding the foregoing or anything else herein to the contrary, the Executive’s employment is at-will, and either the Executive or the Company may terminate the Executive’s employment and the “Employment Term” (as defined below) at any time (including prior to the Expiration Date), for any or no reason. The effective date of any termination of the Executive’s employment hereunder is hereinafter referred to as the “Termination Date”, and the period of time between the Effective Date and the Termination Date is hereinafter referred to as the “Employment Term.” Effective upon any Termination Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided in Section 12(a) hereof, and the Executive shall immediately be automatically removed (or, if requested by the Company, shall resign, in writing) from all positions then held by the Executive with the Company and its affiliates, unless otherwise agreed to by the Company.

3. COMPENSATION AND BENEFITS.

(a) BASE SALARY. Beginning on the Effective Date, the Company will pay to the Executive a base salary at an annualized rate of $225,000 (Two Hundred Twenty-Five Thousand Dollars) payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary will be subject to periodic review, at least annually, by the Chief Executive Officer, the Board or its compensation committee (the “Committee”), and may be adjusted by the Company from time to time. The base salary, as determined herein and increased from time to time, will constitute “Base Salary” for purposes of this Agreement.

(b) ANNUAL INCENTIVE PLAN. Beginning in calendar year 2026, and for each calendar year during the Employment Term thereafter, the Executive shall be eligible to participate in the Company’s annual incentive plan (“AIP”). Under the AIP, the Executive shall have a target annual cash incentive bonus opportunity equal to twelve percent (12%) of the Executive’s Base Salary, prorated for calendar year 2026 and any other partial calendar year during the Employment Term based on the number of whole calendar days served by the Executive during such calendar year (the “Target Bonus”). The annual incentive bonus shall be payable in cash following the close of each applicable calendar year, contingent upon the achievement of performance goals established by the Company for such calendar year and the Executive’s continued employment with the Company and compliance with this Agreement and the AIP through the end of the applicable performance period. The AIP shall be administered by the Chief Executive Officer, the Board, or the Company’s Committee, as applicable, and all terms and conditions of the AIP, including applicable metrics, targets, payout levels, earning and forfeiture conditions, and payout timing, shall apply. Any AIP payment shall be made no later than March 15 of the year following the calendar year to which the bonus relates.

(c) LONG-TERM INCENTIVE AWARDS.

(i) Not later than three business days after the Effective Date of this Agreement, the Company shall grant the Executive 150,000 shares of restricted common stock (the “Stock Grant”). The restricted shares subject to the Stock Grant shall vest as follows: (A) a number of shares equal to the product of (u) the total number of restricted shares subject to this award (the “Total Restricted Shares”) and (v) the Executive’s elected tax rate (which must fall within the ranges prescribed by applicable law and which must be elected with the Company prior to the grant date), shall be vested immediately upon the grant date, (B) a number of restricted shares equal to the product of (w) the difference between (i) the Total Restricted Shares and (ii) the number of restricted shares which vest pursuant to clause (A), and (x) one-third (1/3), shall be vested immediately upon the grant date, and (C) a number of shares equal to the difference between (y) the Total Restricted Shares and (z) the sum of (1) the number of restricted shares which vest pursuant to clause (A) and (2) the number of restricted shares which vest pursuant to clause (B), shall vest in twenty-four substantially equal monthly installments beginning on the one-year anniversary of the Executive’s employment commencement date set forth in Section 2, and on each monthly anniversary thereafter, subject to the Executive’s continuous service with the Company through each applicable vesting date. Subject to applicable law and Company procedures, the Executive may pay any withholding obligation in cash and retain the shares vested under Section 3(c)(i)(A), or satisfy it through net-share withholding or surrender of shares.

(ii) The Stock Grant will be subject to the terms and conditions of an award agreement setting forth additional details of the terms and conditions of the Stock grant, provided, that, such award agreement shall be consistent with the terms of this Section 3(c) and, in the event of a conflict between this Section 3(c) and the award agreement, the language of this Section 3(c) shall prevail.

(iii) In the event of the consummation of a Change of Control during the Employment Term, any then-unvested shares under the Stock Grant shall accelerate and vest in full. For purposes of the Stock Grant, “Change of Control” means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity interests in the Company constituting more than fifty percent (50%) of either the total fair market value or the total voting power of the then-outstanding equity interests in the Company; provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition by any individual, entity or group that holds an equity interest in the Company as of the date of this Agreement through any open market purchases or any private investment in public equity (PIPE) or similar transactions, (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

(iv) The Executive may settle any tax obligations through a share withholding or sell-to-cover arrangement, based on maximum applicable statutory tax rates.

(v) In the event the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, all unvested restricted shares, subject to satisfaction of the Release Condition set forth in Section 5(c) of this Agreement, shall vest upon the effective date of the General Release defined in Section 5(c) of this Agreement. In the event the Company Terminates Executive’s employment for Cause, or Executive resigns without Good Reason, all unvested restricted shares shall be forfeited.

(d) EMPLOYEE BENEFITS. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

(e) PAID TIME OFF. During the Employment Term, the Executive will be entitled to paid vacation and other paid time off in accordance with the Company’s paid time off policy as in effect from time to time, with a minimum of twenty (20) vacation days, and eight (8) personal/sick days, plus all federal and state of residence holidays. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(f) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all eligible out-of-pocket business expenses (including for business travel) incurred and paid by the Executive during the Employment Term.

4. TERMINATION.

The Executive’s employment and the Employment Term will terminate on the first of the following to occur:

(a) EXPIRATION. Automatically and immediately on the Expiration Date.

(b) DEATH. Automatically and immediately upon the date of death of the Executive.

(c) TERMINATION DUE TO DISABILITY. Upon not less than thirty (30) calendar days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means (i) if the Company then maintains a long-term disability policy covering the Executive, the Executive becoming entitled to long-term disability benefits under such policy, as determined by the administrator of such policy; or (ii) if the Company does not then maintain a long-term disability policy covering the Executive, the determination by the Company in its good faith discretion that the Executive has experienced a physical or mental injury, infirmity or incapacity which is expected to render the Executive unable, with or without reasonable accommodation, to perform the Executive’s material duties hereunder for at least one hundred eighty (180) calendar days in any three hundred sixty five (365) calendar day period (and the Executive will cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company)).

(d) TERMINATION FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” means any of the following:

(i) The Executive’s theft, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any documents or records of the Company, its subsidiaries or other affiliates (each, a “Group Company”);

(ii) The Executive’s material failure to abide by a Group Company’s code of conduct or other policies (including policies relating to confidentiality and workplace conduct) made available to the Executive;

(iii) The Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information);

(iv) any misconduct, moral turpitude or gross negligence of the Executive that has or, in the reasonable good faith judgment of the Company, could be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(v) The Executive’s willful failure to perform the Executive’s duties hereunder after written notice from the Company of such failure;

(vi) The Executive’s conviction of (including any plea of guilty or nolo contendere to), or indictment for, any felony, or any crime involving fraud, dishonesty, misappropriation, or moral turpitude, or that materially and permanently impairs the Executive’s ability to perform the Executive’s duties with a Group Company;

(vii) The Executive’s willful failure to cooperate with the Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company;

(viii) any material breach or misrepresentation by the Executive of or in this Agreement, or any breach by the Executive of the Restrictive Covenants Agreement; or

(ix) Executive’s willful refusal to follow a lawful directive contained in a written resolution approved by the Board or a lawful directive from the Chief Executive Officer not inconsistent with the Executive’s position.

Notwithstanding the foregoing, no event described in clauses (i), (ii), (iii), (iv), (v), (vii), (viii), or (ix) of this Section 4(d) that is reasonably determined by the Company in good faith to be curable will constitute Cause unless the Company has given the Executive notice of its intention to terminate the Executive for Cause, which sets forth the events that constitute Cause, and the Executive fails to cure such events to the Company’s reasonable satisfaction within fourteen (14) calendar days after receiving such notice.

(e) TERMINATION WITHOUT CAUSE. Upon not less than thirty (30) calendar days’ prior written notice by the Company to the Executive of an involuntary termination without Cause (which, for the avoidance of doubt, will not include any termination described in Sections 4(a), 4(b) or 4(c) above).

(f) RESIGNATION FOR GOOD REASON. Upon written notice by the Executive to the Company of a resignation for Good Reason (provided that at the time of such resignation no notice of the Company’s intention to terminate the Executive’s employment for Cause is pending under Section 4(d) above). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within sixty (60) calendar days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i) material diminution in the Executive’s Base Salary or Target Bonus opportunity, provided, however that in the event the Company reasonably determines that salary reductions are required to maintain the Company’s financial health, a reduction in the Executive’s Base Salary of up to 20% (twenty percent) shall be permitted so long as such percentage reduction is no greater than the percentage reduction applicable to other senior executives of the Company;

(ii) material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), or a requirement that the Executive report to a party other than the Chief Executive Officer or the Board;

(iii) any requirement that the Executive work primarily from a place of employment (including one of the Company’s corporate locations) other than the Executive’s home office or a corporate office established by the Company not more than 35 miles from the Executive’s home office; or

(iv) material breach by the Company of any of its material obligations hereunder, including, but not limited to, the obligation to grant the Stock Grant set forth in Section 3(c) pursuant to the terms set forth therein.

The Executive must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) calendar days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) calendar days following the expiration of the Company’s sixty (60)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Executive.

(g) RESIGNATION WITHOUT GOOD REASON. Upon not less than thirty (30) calendar days’ prior written notice by the Executive to the Company of the Executive’s resignation from employment with the Company other than for Good Reason, provided that the Company may, in its sole and absolute discretion, waive all or part of the Executive’s notice period and/or instruct the Executive to not report to work during all or part of the Executive’s notice period.

5. CONSEQUENCES OF TERMINATION.

(a) EXPIRATION; DEATH; TERMINATION DUE TO DISABILITY; TERMINATION FOR CAUSE; RESIGNATION. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(a), 4(b), 4(c), 4(d) or 4(g), the Executive (or the Executive’s estate, as applicable) will be entitled to the following (collectively, the “Accrued Benefits”), subject to Section 10 below:

(i) any previously earned but unpaid Base Salary through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law;

(ii) any earned but unpaid annual bonus under the AIP for the immediately preceding calendar year, subject to the terms and conditions of the AIP;

(iii) subject to Section 3(e) above, any accrued but unused vacation time, paid subject to and in accordance with Company policy;

(iv) subject to Section 3(f) above, reimbursement for any unreimbursed eligible business expenses incurred through the Termination Date, paid subject to and in accordance with Company policy; and

(v) any accrued vested benefits under any Company employee benefit plan, paid or provided subject to and in accordance with the terms of such plan.

(b) TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(e) or 4(f), the Executive shall be entitled to the Accrued Benefits and, conditioned on the Executive’s (x) compliance with the “Release Condition” in Section 5(c) below and (y) continued compliance with this Agreement, including Section 6 below, the Executive may also earn and receive the following additional severance, subject to Section 10 below:

(i) an amount equal to the Executive’s Base Salary (as in effect on the Termination Date) for three (3) months (the “Severance Period”), which will be paid in equal periodic installments on the Company’s regular payroll dates (not less frequently than monthly) over the Severance Period beginning with the first regular Company payroll date next following the Termination Date; provided that the first installment payment of such severance will be made on the Company’s first regularly scheduled payroll date next following the sixtieth (60th) calendar day after the Termination Date and will include payment of any installment payments that were otherwise due prior thereto;

(ii) subject to the Executive’s (x) eligibility for and timely election of continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (y) continued copayment of coverage premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued copayment by the Company for such coverage to the same extent that the Company paid for such coverage immediately prior to the Termination Date, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such insurance coverage, for the duration of the Severance Period; and

(iii) full acceleration of any then-outstanding and unvested equity awards held by the Executive.

(c) RELEASE CONDITION. The Executive will be eligible to receive the payments and benefits described in Section 5(b) only if the Executive executes and delivers to the Company a separation agreement including a general release of claims in a form then provided by the Company (the “General Release”), and such General Release becomes effective and irrevocable according to its terms no later than sixty (60) calendar days following the Termination Date, and only so long as the Executive has not revoked or breached any of the provisions of the General Release and does not subsequently breach any such provisions (the “Release Condition”).

(d) EXCLUSIVE REMEDY. The payments and benefits described in this Section 5 will be in full and complete satisfaction of the Executive’s rights and entitlements under this Agreement and any other claims that Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the termination thereof, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement. As of the date of the final payment described in this Section 5, the Company and its affiliates shall not have any further obligation to Executive under this Agreement or otherwise, except as may be required by law.

(e) NO MITIGATION. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts will not be reduced whether or not the Executive obtains other employment.

6. D&O COVERAGE. The Company will maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage for the Executive that is at least as favorable to the Executive in any respect (including as to the length of any post-employment tail coverage) as the coverage then being provided to any other officer or director of the Company. The policy must be held with a reputable company, of the standard appropriate for CFOs of public companies.

7. NO ASSIGNMENTS. This Agreement is personal to each of the Parties hereto. Except as provided in this paragraph, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company and, as used in this Agreement, “Company” will mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

8. NOTICE. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, on the date of transmission if delivered by electronic mail with delivery receipt, on the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or on the first Business Day after the date sent via a nationally recognized overnight courier. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

If to the Executive:

At the Executive’s address (or to the e-mail address
or facsimile number) shown in the books and
records of the Company.

If to the Company:

Innovative Food Holdings, Inc.

Attention: Chief Executive Officer

2528 S. 27th Avenue

Broadview, IL 60155

e-mail: Gary@ivfh.com

With a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

Attention: Sarah Williams, Esq.

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

e-mail: swilliams@egsllp.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

9. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings and tax related requirements.

(b) SECTION 409A.

(i) Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii) To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv) Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” or like terms will mean the Executive’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

(vi) Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable)).

10. CLAWBACK. To the maximum extent permitted by applicable law, all amounts paid or provided to the Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

11. GOVERNING LAW; MANDATORY ARBITRATION. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Any controversy or dispute between the Executive and the Company arising under or related to this Agreement or the Executive’s employment with the Company, with the exception of those arising under or related to injunctive relief (which may properly be the subject of civil action in a judicial forum), shall be resolved exclusively by binding, single-arbitrator arbitration, said arbitration to be conducted in New York, NY, in accordance with the Employment Rules of the American Arbitration Association. The Parties shall share the fees and costs of the arbitrator and all other costs in connection with any arbitration, and each Party shall bear its own legal fees and expenses. The Federal Arbitration Act shall apply to this paragraph.

12. MISCELLANEOUS.

(a) SURVIVAL. Sections 2 and 4 through 12 hereof (and, for the avoidance of doubt, the Restrictive Covenants Agreement) will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Employment Term and/or this Agreement.

(b) ENTIRE AGREEMENT; WAIVER; MODIFICATION. This Agreement, together with the Restrictive Covenants Agreement, set forth the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing expressly referencing this Agreement and signed by the Executive and such officer or director of the Company as may be designated by the Board.

(c) EXECUTIVE’S REPRESENTATION. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound.

(d) SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

(e) SEVERABILITY. The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

(f) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the date first written above.

INNOVATIVE FOOD HOLDINGS, INC.

By:	/s/ Gary Schubert
Gary Schubert
Chief Executive Officer

EXECUTIVE

/s/ Erik Saterbo
Erik Saterbo

Attachment: Exhibit A (Restrictive Covenants Agreement)

[Exhibit A]

EMPLOYEE CONFIDENTIAL INFORMATION,

NON-COMPETITION, AND NON-SOLICITATION, AGREEMENT

This Employee Confidential Information, Non-Competition, and Non-Solicitation, Agreement is entered into by and between Innovative Food Holdings, Inc. and its subsidiaries (collectively referred to as the “Company”), and Erik Saterbo (“Employee”).

In consideration of Employee’s employment with the Company as its Chief Financial Officer, on or about the effective date of this Agreement, as well as the payment of Employee’s compensation by the Company, and the Company’s entrusting to Employee of confidential information, including trade secrets, client relationships, and good will relating to its business, the Company and Employee agree to be bound by this Agreement, as follows:

1. Confidential Information.

(a) In the course of Employee’s employment with the Company, Employee will have access to highly sensitive and valuable confidential information, which is the property of the Company. Confidential Information are items of information relating to the Company, its products, services, customers, suppliers, vendors, business partners, and employees that are not generally known or available to the trade, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information includes but is not limited to: (i) financial and business information, such as information with respect to costs, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, recipes, new and innovative product ideas, investigations, new business development, know-how, improvements, plans, designs, drawings, prototypes, methods, procedures, manufacturing processes, devices, machines, equipment, data processing programs, program documentation, algorithms, software, software codes, source codes, object codes, computer models, and research and development projects; (iii) marketing information, such as new marketing ideas, markets, mailing lists, the identity of the Company’s customers (including dealers, contractors, commercial projects, and landscape architects responsible for engaging the Company, collectively referred to throughout this Agreement as “Customers”), their names and addresses, the names of representatives of the Company’s Customers responsible for entering into contracts with the Company, the financial arrangements between the Company and such Customers, specific Customer needs and requirements, and leads and referrals to prospective Customers; (iv) vendor, supplier and other business partner (“Business Partners”) information, such as the identity of the Company’s Business Partners, their names and addresses, the names of representatives of the Company’s Business Partners responsible for entering into contracts with the Company, the financial arrangements between the Company and such Business Partners, their specific needs and requirements, and leads and referrals to prospective Business Partners; and (v) personnel information, such as the identity and number of the Company’s other employees, consultants and contractors, their benefits, skills, qualifications, and abilities (“Personnel Information”). Trade Secrets are items of Confidential Information that meet the requirements of applicable trade secret law. Confidential Informationand Trade Secrets can be in any form: oral, written or machine readable, including electronic files. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.

(b) Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, including trade secrets, which were developed, compiled and acquired by the Company at its great effort and expense. Employee further acknowledges and agrees that disclosing, divulging, revealing or using any of the Confidential Information, including trade secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.

(c) Accordingly, Employee agrees, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of the Board of Directors of the Company, Employee will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information, including any trade secrets.

(d) Nothing contained in this Agreement is intended to prohibit non-supervisory employees from discussing Personnel Information with other employees, or with third parties who are not future employers or competitors of the Company. Additionally, nothing contained in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.). Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e) Employee agrees to deliver to the Company, immediately upon separation from employment and at any time the Company so requests, (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Company’s Customers and leads or referrals to prospective Customers; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that Employee may then possess or have under his or her control. For any equipment or devices owned by Employee on which proprietary information of the Company is stored or accessible, Employee shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed. Employee expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords, passcodes or access codes necessary to accomplish this task.

2. Non-Competition

(a) Employee recognizes that the Company’s goodwill and relationships with its customers have been established at substantial cost and effort by the Company. Employee further acknowledges that in connection with the performance of Employee’s job duties for the Company, Employee has created, used or accessed the Company’s Confidential Information. As a result, Employee’s engaging in a business which is directly competitive with the Company would necessarily and inevitably jeopardize Employer’s goodwill, lead to Employee’s unauthorized use or disclosure of Confidential Information and cause Employer other irreparable harm.

(b) Accordingly, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of nine (9) months after employment with the Company ends, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Board of Directors of the Company, directly or indirectly, own, manage, operate or control, or be employed in a capacity similar to the position(s) held by Employee with the Company, by any company or entity engaged in such segment(s) of the Company’s Business for which Employee had responsibility or about which Employee had knowledge of or access to Confidential Information and Trade Secrets while employed by the Company. For purposes of this Agreement, the Company’s “Business” means the specialty food distribution and e-commerce industry. In recognition of the broad geographic scope nature of the Company’s Business which includes the sale of its products and services throughout the United States and Canada, this restriction shall apply throughout the states, counties and municipalities to which Employee was assigned or for which Employee was responsible while employed by the Company. Employee may not circumvent the purpose of this restriction by engaging in business within the restricted geography through remote means such as telephone, correspondence, or electronic communication.

3. Non-Solicitation of Customers

(a) Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with some, most or all of the Company’s Customers and prospective Customers, and will have access to Confidential Information, including trade secrets regarding the Company’s Customers, prospective Customers and related information, including but not limited to information regarding Customer contacts and representatives, Customer needs and requirements, and financial arrangements with Customers, and will have access to and the benefit of good will and relationships developed by Company with its Customers.

(b) Consequently, Employee covenants and agrees that for so long as Employee is employed by the Company (except on behalf of the Company) and for a period of nine (9) months after employment with the Company ends, whether voluntarily or involuntarily, Employee will not, directly or through others, service or solicit Customers or prospective Customers of the Company for the purpose of selling products and services of the type developed, sold and provided by the Company, and for which Employee had responsibility or knowledge of or access to Confidential Information while employed by the Company. This restriction shall apply only to those Customers or prospective Customers of the Company with whom Employee had contact or about whom Employee learned Confidential Information during the last two (2) years of Employee’s employment with the Company. For the purposes of this Section, the term “contact” means interaction between Employee and the Customer which takes place to further the business relationship, or making sales to or performing services for the Customer on behalf of the Company. For purposes of this Section, the term “contact” with respect to a “prospective” Customer means interaction between Employee and a potential Customer of the Company which takes place to obtain the business of the potential Customer on behalf of the Company.

4. Non-Solicitation of Business Partners; Non-Employment With Business Partners.

Employee acknowledges and agrees that as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with Business Partners of the Company, Employee has and will come into contact with and acquire Confidential Information, including trade secrets, regarding Business Partners (including vendors, suppliers and strategic partners), and will develop relationships with those Business Partners. Accordingly, Employee covenants and agrees that for so long as Employee is employed by the Company and for a period of nine (9) months after such employment ends, whether voluntarily or involuntarily, Employee shall not, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, directly or through others, solicit any Business Partner of the Company to or diminish its services to the Company, and Employee shall not accept employment with any such Business Partner without the express written consent of the Board of Directors of the Company. This restriction shall apply only to those Business Partners of the Company with whom Employee came into contact or about whom Employee learned Confidential Information during the last two (2) years of Employee’s employment with the Company.

5. Non-Solicitation of Employees, Contractors and Consultants.

(a) Employee acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees and contractors of the Company, Employee has and will come into contact with and acquire Confidential Information, including trade secrets, regarding other employees, contractors and consultants of the Company, and will develop relationships with those employees, contractors and consultants.

(b) Accordingly, Employee covenants and agrees that for so long as Employee is employed by the Company and for a period of nine (9) months after such employment ends, whether voluntarily or involuntarily, Employee shall not, either on Employee’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, solicit any employee, contractor or consultant of the Company to leave employment with or service to the Company, or diminish their services to the Company. This restriction shall apply only to those employees, contractors and consultants of the Company with whom Employee came into contact or about whom Employee learned Confidential Information during the last two (2) years of his or her employment with the Company, except for those individuals who were already known by, and knew, the Employee prior to the commencement of the Employee’s employment with the Company.

6. Conflict of Interest. During employment with the Company, Employee may not use Employee’s position, influence, knowledge of Confidential Information, including trade secrets, or the Company’s assets for personal gain, except as specifically provided in this Agreement. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and the express written approval of the Board of Directors of the Company is strictly prohibited during employment with the Company.

7. Exclusivity. Without limiting anything in the Employee’s employment agreement with the Company, in order to protect the Company’s Confidential Information and Trade Secrets, Employee agrees that, while employed by the Company, Employee shall not become employed by or involved in any way whatsoever, directly or indirectly, with any company, business or person that competes with the Company in any way whatsoever, directly or indirectly.

8. Intellectual Property.

(a) Employee covenants and agrees that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Confidential Information as defined in this Agreement (referred to collectively as “Intellectual Property”), that were conceived, developed or made by Employee during the period of Employee’s employment by the Company, including Intellectual Property related to the Company’s business and any other business in which the Company was engaged as of the date of termination of Employee’s employment with the Company (the “Proprietary Interests”), shall belong to and be the property of the Company. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined under applicable law. Employee understands and agrees that the decision whether or not to commercialize or market any invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such invention. There shall be three exceptions to the above intellectual property definition: everything the Employee knew, developed, authored, or invented prior to becoming an employee of the Company; everything the Employee obtains from sources outside the Company; everything the Employee develops independently outside of Company time (for instance while serving on other company boards, partnership with universities, or consulting with other companies).

(b) Employee further covenants and agrees that Employee will promptly disclose such Intellectual Property to the Company; and make and maintain for the Company adequate and current written records of Employee’s innovations, inventions, discoveries and improvements made solely or jointly with others, said written records to be made available to and remain the sole property of the Company at all times. Employee hereby assigns to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries. Employee covenants and agrees to (i) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (ii) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 8, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Employee.

(c) Employee further covenants and agrees that the Company shall be entitled to shop rights with respect to any Intellectual Property conceived or made by Employee during employment with the Company that is not related in any manner to the Proprietary Interests but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials.

(d) Employee further covenants and agrees that it shall be conclusively presumed as against Employee that any Intellectual Property related to the Proprietary Interests described by Employee in a patent, service mark, trademark, or copyright application, disclosed by Employee in any manner to a third person, or created by Employee or any person with whom Employee has any business, financial or confidential relationship, within nine (9) months after cessation of Employee’s employment with the Company, was conceived or made by Employee during the period of employment by the Company and that such Intellectual Property is the sole property of the Company.

(e) Appendix “A” attached to this Agreement fully describes all inventions developed by Employee alone or jointly with others before being employed by the Company (“Prior Inventions”), and which are, therefore, not part of this Agreement. If no separate sheet is attached, the parties acknowledge that there exist no such Prior Inventions. If in the course of employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

9. Employment At-Will. Employee acknowledges that his or her employment by the Company is not for any specified period of time and that it can be terminated by either Employee or the Company at any time for any lawful reason. This is an “employment at will.”

10. Confidential Information Belonging to Others. Employee affirms Employee is not presently subject to a restrictive covenant or other contract or agreement of any kind which would prohibit, restrict or limit employment with the Company. If Employee learns or becomes aware or is advised that he or she is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict employment by the Company, Employee shall immediately notify the Company of the same. Employee agrees that he or she shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information he or she may possess or any Intellectual Property belonging to any former employer or other third party.

11. Notice to Future Employers. For the period of nine (9) months immediately following the end of Employee’s employment with the Company, Employee will promptly inform each potential employer, upon receipt of an offer but prior to accepting employment, of the existence and details of this Agreement and will provide that potential employer with a copy of this Agreement.

12. Enforcement. Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information, including trade secrets, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages cannot provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by Employee, or Employee’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to defend or enforce the provisions of this Agreement.

13. Extension of Restrictive Periods. The restrictive periods set forth in this Agreement (including those set forth in Sections 2, 3, 4, and 5 hereof) shall not expire and shall be tolled during any period in which Employee is in violation of such restrictions, and therefore such restrictive periods shall be extended for a period equal to the duration of Employee’s violations thereof.

14. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with regard to the subject matter of this Agreement, is binding upon and inures to the benefit of the parties, and it supersedes any and all prior agreements or understandings between the Company and Employee regarding its subject matter.

15. Modification. This Agreement may be modified or amended only by an instrument in writing and signed by the parties hereto, making specific reference to this Agreement, except as specified in Section 19, below.

16. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions, subject to the provisions of Addendum A. The parties agree that any action or proceeding with respect to this Agreement and Employee’s employment shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the State and County of New York, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum. The parties recognize that, if any dispute or controversy arising from or relating to this Agreement is submitted for adjudication to any court, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. Consequently, the parties agree that all issues of fact shall be tried without a jury.

17. Waiver. If in one or more instances either party fails to insist that the other party perform any of this Agreement’s terms, this failure shall not be construed as a waiver by the party of any past, present, or future right granted under this Agreement; the obligations of both parties under this Agreement shall continue in full force and effect. Any waiver by the Company or by Employee must be in writing and signed by all parties.

18. Binding Effect. This Agreement shall be binding upon Employee, Employee’s heirs, executors and administrators, and upon the Company, and its successors and assigns, and shall inure to the benefit of the Company, and its successors and assigns. This Agreement may not be assigned by Employee. The Company has the right to assign this Agreement, and this Agreement may be enforced by the Company’s successors and assigns. Employee’s obligations under this Agreement shall survive any changes made in the future to the employment terms of Employee, including but not limited to changes in salary, benefits, bonus plans, job title and job responsibilities.

19. Severability. The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect the Company’s Confidential Information, client relationships and good will. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

20. Acknowledgment. Employee has read this Agreement and has had an opportunity to ask Employer’s representatives questions about it. Employee has had an opportunity to consult with an attorney of his/her choice (at his/her own expense) prior to signing this contract, and understands that signing this Agreement is a condition of employment or continued employment.

21. Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed valid and binding on the signatory and both of which together shall constitute an original contract.

THUS, the parties knowingly and voluntarily execute this Agreement as of the dates set forth below.

INNOVATIVE FOOD HOLDINGS, INC.		EXECUTIVE

By:	/s/ Gary Schubert	/s/ Erik Saterbo
	Gary Schubert	Erik Saterbo
Chief Executive Officer

Dated: September 14, 2026		Dated: September 14, 2026

21